Exhibit 10.1

EMPLOYMENT AGREEMENT

This Agreement is effective the 28th day of February, 2013 (the “Commencement Date”).

Between

DAVID FITZPATICK, an individual residing in Calgary, Alberta

(the “Employee”)

- and -

LONE PINE RESOURCES CANADA LTD., a corporation carrying on business in the Province of Alberta

(the “Corporation”)

Whereas:

A.                                    The Corporation wishes to retain the services of the Employee as Interim Chief Executive Officer and the Employee wishes to provide such services in accordance with the terms and conditions of this Agreement;

B.                                    The Employee understands and agrees to this fixed term Employment Agreement;

C.                                    The Employee understands and agrees that, in addition to his general employment duties, his employment duties include assisting in the selection of a permanent Chief Executive Officer and assisting in transition of his employment duties to this permanent Chief Executive Officer; and

D.                                    The Employee has been provided with the terms and conditions contained herein, which the Employee acknowledges as good and sufficient consideration.

The Parties agree as follows:

1.              Definitions

The following terms shall have the following meanings in this Agreement:

“Agreement” shall mean this Employment Agreement;

“Monthly Salary” has the meaning ascribed to it in Article 6 of this Agreement;

“Applicable Laws” means, in relation to this Agreement, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of and the terms of all judgements, orders and decrees issued by any authorized authority by which such person is bound or having application to the Agreement including Applicable Privacy Laws;

“Applicable Privacy Laws” means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including but not limited to the Personal Information Protection Act (Alberta);

“Board” means the board of directors of the Parent;

“Business Records” has the meaning ascribed to it in Article 10 of this Agreement;

“Cause” shall be as just cause is defined at common law, including, without limiting the generality of the foregoing:

(a)               fraud or dishonesty against the Corporation; and

(b)               any material personal profit made by the Employee or by any other individual through the intentional actions of the Employee at the expense of the Corporation and without the prior written consent of the Corporation; and

(c)                willful breach by the Employee of a provision of this Agreement;

“Change of Control” shall mean the occurrence of any one of the following events:

(a)               the acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act (an “Acquiring Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (i) the then outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subparagraph (a) any acquisition by any Acquiring Person pursuant to a transaction which complies with clause (c)(i) of this definition shall not constitute a Change of Control;

(b)               individuals, who, on the date immediately following the Commencement Date, are members of the Board, excluding David M. Anderson (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Parent’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors shall be deemed for purposes of this definition to thereafter be an Incumbent Director, but excluding, for these purposes, any such individual whose initial assumption of office as a director occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Acquiring Person other than the Board; or

(c)                the consummation of a reorganization, merger, consolidation amalgamation or other business combination of the Parent or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Parent and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Parent), or the liquidation or dissolution of the Parent (any of the foregoing being a “Corporate Transaction”), unless, following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the

Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Parent (if it be the ultimate parent entity following such Corporate Transaction) or the corporation resulting from such Corporate Transaction (or the ultimate parent entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries), and (ii) at least a majority of the members of the board of directors of the ultimate parent entity resulting from such Corporate Transaction were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. For purposes of the foregoing sentence, only (A) shares of common stock and voting securities of the Parent, assuming the Parent is the ultimate parent entity following such Corporate Transaction, held by a beneficial owner immediately prior to such Corporate Transaction and any additional shares of common stock and voting securities of the Parent issuable to such beneficial owner in connection with such Corporate Transaction in respect of the shares of common stock and voting securities of the Parent held by such beneficial owner immediately prior to such Corporate Transaction, or (B) shares of common stock and voting securities of the ultimate parent entity following such Corporate Transaction, assuming the Parent is not the ultimate parent entity following such Corporate Transaction, issuable to a beneficial owner in respect of the shares of common stock and voting securities of the Parent held by such beneficial owner immediately prior to such Corporate Transaction, in either case shall be included in determining whether or not the fifty percent (50%) ownership test in this subparagraph (c) has been satisfied;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Parent” means Lone Pine Resources Inc., a Delaware corporation;

“Personal Information” means information about an identifiable individual;

“Personal Information Disclosure” has the meaning ascribed to it in Article 20 of this Agreement;

“Term” has the meaning ascribed to it in Article 4 of this Agreement; and

“2011 Stock Incentive Plan” means the Lone Pine Resources Inc. 2011 Stock Incentive Plan.

2.              Position

(a)              The Employee, as Interim Chief Executive Officer, shall perform such duties as are assigned to the Employee by the Board.

(b)              In carrying out these duties and responsibilities, the Employee will report fully, as required, on the business activities of the Corporation and advise to the best of the Employee’s ability and in accordance with reasonable business standards on matters that may arise during the Employee’s employment.

3.              Full-Time Service

(a)              During the Employee’s employment, the Employee will well and faithfully serve the Corporation and will devote his full time and attention to the business and affairs of the Corporation and the performance of the Employee’s duties and responsibilities.

(b)              The Employee will not, during the Employee’s employment, be employed or engaged in any capacity in promoting, undertaking or carrying on any other business whatsoever, except managing the Employee’s own personal investments, unless specifically authorized by the Board in writing, such authorization not to be unreasonably withheld. The Corporation acknowledges that the Employee has disclosed that he currently serves as a director and / or committee member of other public and private corporations, and the Corporation agrees that such endeavors, as disclosed, are specifically authorized for purposes of this Section 3.

4.              Term

(a)              The Employee understands that he has been hired for a fixed term of three (3) months commencing on the Commencement Date of this Employment Agreement and ending on May 30, 2013 (the “Term”) in the position of Interim Chief Executive Officer.  The Employee further understands and agrees that this Agreement will expire on its terms at the end of the Term on May 30, 2013, unless otherwise earlier terminated pursuant to Article 8 with no further entitlement to payment or severance on the part of the Employee or renewed pursuant to Section 4(b).

(b)              This Agreement may be renewed by express written agreement of the Employee and the Corporation on the terms contained in this Agreement prior to May 30, 2013 for an additional one (1) month term (the “Initial Renewal”) and may be further renewed by express written agreement of the Employee and the Corporation for additional one (1) month terms (the “Subsequent Renewal(s)”) prior to the end of the one (1) month term of the Initial Renewal or previous Subsequent Renewal, as applicable.  The Initial Renewal and all Subsequent Renewals will be pursuant to the terms of this Agreement unless explicitly stated otherwise in writing.  Notwithstanding the ability of the parties to renew this Agreement for subsequent terms, the parties agree that this is a fixed term Employment Agreement.

5.              Liability of the Employee

(a)              The Employee is not liable to the Corporation for any mistakes or errors in judgement or for any act or omission believed in good faith to be within the scope of authority conferred on him by this Agreement.

(b)              The Employee is liable for any loss or damage caused by the Employee’s negligence or willful misconduct, but no act or omission of the Employee will be deemed negligence or willful misconduct if it is done or omitted with the approval of the of the Corporation.

6.              Remuneration

(a)         The Corporation will pay the Employee a salary of $47,500.00 CDN per month, less applicable statutory deductions (the “Monthly Salary”).  The Corporation shall be responsible for remitting all statutory deductions to appropriate agencies on behalf of the

Employee.  With the exception of paid company parking and participation in the 2011 Stock Incentive Plan as specified in Article 7 of this Agreement, the Employee will have no entitlement to benefits.

(b)         The Corporation shall reimburse the Employee for all reasonable out-of-pocket expenses incurred in the performance of the Employee’s employment duties and in accordance with the applicable policies and procedures of the Corporation, as may be amended by the Corporation from time to time in its sole discretion.  All payments or reimbursements of expenses shall be subject to the submission by the Employee of appropriate vouchers, bills and receipts.

7.              2011 Stock Incentive Plan

The Employee is eligible to participate in the 2011 Stock Incentive Plan on such terms as determined by the Compensation Committee of the Parent.  The Employee’s participation in the 2011 Stock Incentive Plan will be subject to the terms and conditions of the applicable governing plan and agreements.

8.              Termination of Employment

(a)              Although this Agreement shall automatically expire on May 30, 2013 unless otherwise renewed pursuant to Article 4, this Agreement and the employment relationship between the Corporation and the Employee may be terminated prior to May 30, 2013 or, if renewed pursuant to Article 4, prior to the end of the term of the Initial Renewal or the applicable Subsequent Renewal, as applicable, in any of the following circumstances:

(i)                  by the Employee upon giving a minimum of two (2) weeks written notice;

(ii)               by the Corporation at any time without notice for Cause;

(iii)            by the Corporation at any time without Cause on payment of: (A) If the termination without Cause is prior to May 30, 2013, a lump sum payment of the Monthly Salary from the date of termination of the Employee’s employment with the Corporation through May 30, 2013, conditional upon executing a release in a form satisfactory to the Corporation acting reasonably; or (B) If the Agreement is renewed pursuant to Article 4 and if the termination without Cause is prior to the end of the term of the Initial Renewal or the applicable Subsequent Renewal, the greater of: (1) Notice of termination from the date of notice of termination of the Employee’s employment with the Corporation through the end of the term of the Initial Renewal or the applicable Subsequent Renewal, as applicable (the “Term Notice Period”), to be given as working notice or pay in lieu of notice of the Monthly Salary for the Term Notice Period (“Term Pay in Lieu of Notice”), or a combination of the two, as determined by the Company.  Provision of Term Pay in Lieu of Notice, if any, is conditional upon the Employee executing a release in a form satisfactory to the Corporation acting reasonably; or (2) Notice of termination of one (1) week plus one (1) week per year of completed service with the Corporation to a maximum of ten (10) weeks (the “Notice Period”), to be given as working notice or pay in lieu of notice of the Monthly Salary for the Notice Period (“Pay in Lieu of Notice”), or a combination of the two, as determined by the Company.

Provision of Pay in Lieu of Notice, if any, is conditional upon the Employee executing a release in a form satisfactory to the Corporation acting reasonably.

(iv)           automatically terminate upon death or permanent mental or physical incapacity of the Employee.  The Employee’s estate shall have no claim against the Corporation for severance other than compensation earned by the Employee up to the date of death or the permanent disability of the Employee.  The Employee agrees that if the Corporation is forced to terminate the Employee for permanent disability, this Agreement will have been frustrated, and in any event the Employee agrees that accommodating a permanent disability would impose an undue hardship upon the Corporation; or

(v)              by the Employee within the fifteen (15) days immediately subsequent to a Change of Control, upon which the Employee may upon providing the Corporation with two (2) weeks written notice, terminate his employment with the Corporation.  Upon the Employee providing the Corporation with such notice, the Corporation shall pay: (A) If the Change of Control is prior to May 30, 2013, a lump sum payment of the Monthly Salary from the date of termination of the Employee’s employment with the Corporation through May 30, 2013, conditional upon the Employee executing a release in a form satisfactory to the Corporation acting reasonably; or (B) If the Agreement is renewed pursuant to Article 4 and if the Change of Control is prior to the end of the term of the Initial Renewal or the applicable Subsequent Renewal, a lump sum payment of the Monthly Salary from the date of termination of the Employee’s employment with the Corporation through the end of the term of the Initial Renewal or the applicable Subsequent Renewal, as applicable, conditional upon the Employee executing a release in a form satisfactory to the Corporation acting reasonably.

(b)              On termination of the Employee’s employment for Cause, the frustration of the Employee’s employment by permanent disability, the death of the employee, the expiration of this Agreement at the end of the Term on May 30, 2013, or the Employee’s resignation from employment, the Employee will not be entitled to any severance payment, other than compensation earned by the Employee up to the date of notice of termination (or the expiration of the Term on May 30, 2013 or, if the Agreement renewed pursuant to Article 4, the end of the term of the Initial Renewal or the applicable Subsequent Renewal, as applicable).

(c)               For complete clarity, payment of the Monthly Salary will cease upon termination of this Agreement for any reason pursuant to this Article 8 unless expressly stated herein.

9.              Confidentiality

The Employee acknowledges and agrees that in performing the duties and responsibilities of the Employee’s employment pursuant to this Agreement, he will become knowledgeable with respect to a wide variety of confidential information that is the exclusive property of the Corporation, the disclosure of which would cause irreparable harm to the Corporation.  The Employee therefore agrees that during the Term and, if renewed pursuant to Article 4, the term of the Initial Renewal and any Subsequent Renewals and following the termination of the Employee’s employment for any reason, the Employee shall: (a) treat confidentially all confidential information belonging to the Corporation; (b) hold the confidential information in the strictest of confidence and in trust for the sole benefit of the Corporation; (c) not disclose, publish or make available by any method the confidential information to any unauthorized person; and (d) not use any confidential information for any purpose other than for the specific purpose of acting in the best interests of the Corporation and carrying out the Employee’s duties pursuant to this Agreement; except with the express written consent of the Corporation, which consent may be refused in the sole discretion of the Corporation, or otherwise as required by law.

10.       Business Records

(a)              The Employee agrees to promptly deliver to the Corporation, upon termination of his employment for any reason, or at any other time when the Corporation so requests, all documents relating to the business of the Corporation, including, without limitation: all reports and related data, such as summaries, memoranda and opinions, contract files, notes, records, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, methods, processes, agreements, contacts or any other documents relating to the business of the Corporation (collectively, the “Business Records”), and all copies of the same.

(b)              The Employee confirms that all of the Business Records that are required to be delivered to the Corporation pursuant to this Agreement constitute the exclusive property of the Corporation.

(c)               The obligations of confidentiality set forth in this Agreement shall continue notwithstanding the Employee’s delivery of any Business Records to the Corporation.

11.       Enforceability

(a)              If any covenant or provision of this Agreement is determined to be void or unenforceable in whole or in part, for any reason, it shall be deemed not to affect or impair the validity of any other covenant or provision of this Agreement, which shall remain in full force and effect.

(b)              The Employee hereby agrees that all restrictions contained in this Agreement are reasonable, valid and necessary protections of the Corporation’s proprietary business interests and hereby waives any and all defences to the strict enforcement thereof by the Corporation.  The provisions of this Agreement shall remain in full force and effect notwithstanding the termination of the Employment Agreement or the obligation of the Employee to provide any services to the Corporation for any reason.

(c)               The Employee acknowledges and agrees that a violation of any of the provisions of Articles 9 and 10 of this Agreement will result in immediate and irreparable damage to the Corporation.  The Employee agrees that in the event of such violation or threatened violation, the Corporation is, in addition to any other remedies it may have, entitled to equitable relief by way of interim, temporary or permanent injunction to restrain the violation or threatened violation in addition to such other relief as a court of competent jurisdiction deems just and proper.

(d)              Furthermore, the Employee agrees that the existence of any claim or cause of action by the Employee against the Corporation, whether predicated on this Agreement or otherwise, will not constitute a defence to the enforcement by the Corporation of the covenants and restrictions in Articles 9 and 10, and of this Agreement generally.

12.       Governing Law

This Agreement shall be construed in accordance with and governed exclusively by the laws of the Province of Alberta.  The parties agree to attorn to the exclusive jurisdiction of the courts of the Province of Alberta in order to settle any disputes arising from or connected with this Agreement, except insofar as a court in another jurisdiction is requested to enforce covenants contained herein.

13.       Waiver

No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of those rights, powers or privileges, nor will any waiver in one instance be deemed to be a continuing waiver in any other instance.

14.       Notice

Any notices or other communications required or permitted to be sent under the terms of this Agreement shall be in writing and shall be duly given if personally delivered or sent via courier, if to the Employee at his address in the records of the Corporation, and if to the Corporation at Suite 1100, 640-5th Ave S.W., Calgary AB, T2P 3G4.  Either party may change its address for the sending of notice to such party by written notice sent in accordance with the provisions of this Agreement.

15.       Amendment

No provision of this Agreement may be modified or waived unless the Employee and the Corporation agree to such modification or waiver in writing.

16.       Execution

This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

17.       Withholdings

All compensation provided by the Corporation under this Agreement is subject to any and all withholding by the Corporation as required by Applicable Law.  In any event, the Employee shall be responsible for payment of any and all taxes in respect of the compensation provided herein.

18.       Assignments

(a)              Neither the Employee nor the Corporation will assign or transfer rights or obligations under this Agreement to any person or party without the prior written consent of the other party.

(b)              This Agreement will enure to the benefit and be binding upon the parties and their respective heirs, executors, administrators, permitted successors and permitted assigns.

19.       Privacy Compliance

The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain Personal Information of the employees, consultants or customers of the

Corporation obtained in the course of the Employee’s employment with the Corporation.  The Employee shall at all times comply, and shall assist the Corporation to comply, with all Applicable Privacy Laws.

20.       Privacy Consent

The Employee acknowledges and agrees that the disclosure of the Employee’s Personal Information may be required as part of the ongoing operations of the Corporation’s business, as required by law or regulatory agencies, as part of the Corporation’s audit process, as part of a potential business or commercial transaction or as part of the Corporation’s management of the employment relationship (the “Personal Information Disclosure”), and the Employee hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.

Executed and delivered by:

/s/ Charles R. Kraus	/s/ David Fitzpatrick
Witness	DAVID FITZPATRICK

LONE PINE RESOURCES CANADA LTD.

	Per:	/s/ Patrick R. McDonald
	Name:	Patrick R. McDonald
	Title:	Director